ACCELERATED RETURN NOTES® (ARNs®)	Filed Pursuant to Rule 433 Registration No. 333-290665-01

Accelerated Return Notes® Linked to a Basket of Five Technology-Related Stocks

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$0.00

-100.00%

-50.00%

$5.00

-50.00%

-20.00%

$8.00

-20.00%

-10.00%

$9.00

-10.00%

-6.00%

$9.40

-6.00%

-3.00%

$9.70

-3.00%

0.00%

$10.00

0.00%

2.00%

$10.60

6.00%

5.00%

$11.50

15.00%

10.34%

  $13.10(1)

31.00%

20.00%

$13.10

31.00%

50.00%

$13.10

31.00%

100.00%

$13.10

31.00%

(1)The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure

An equally weighted basket of five technology-related stocks comprised of the common stock of NVIDIA Corporation (Nasdaq Global Select Market symbol: “NVDA”), the common stock of Broadcom Inc. (Nasdaq Global Select Market symbol: “AVGO”), the common stock of Advanced Micro Devices, Inc. (Nasdaq Global Select Market symbol: “AMD”), the common stock of Micron Technology, Inc. (Nasdaq Global Select Market symbol: “MU”) and the common stock of Arista Networks, Inc.  (Nasdaq Global Select Market symbol: “ANET”) (each a “Basket Stock”).

Payout Profile at Maturity	●3-to-1 upside exposure to increases in the Basket, subject to the Capped Value ●1-to-1 downside exposure to decreases in the Basket, with 100% of your principal at risk
Capped Value	[$12.90 to $13.30] per unit, a [29.00% to 33.00%] return over the original offering price, to be determined on the pricing date.
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870426034615/bofa-424b2.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

●Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.

●Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares or dividends or other distributions by the Underlying Companies.

●The Basket Stocks are concentrated in one sector.

●An investment in the notes is subject to risks associated with investing in stocks in the technology sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.